UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2024

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2321 NE Argyle Street, Unit D

Portland, Oregon 97211

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On April 8, 2024, Eastside Distilling, Inc. received a deficiency letter from the Nasdaq Staff notifying Eastside Distilling that its stockholders’ equity as reported in its Annual Report on Form 10-K for the period ending December 31, 2023, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) for the Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2.5 million. As reported on its Form 10-K, the Company’s stockholders’ equity as of December 31, 2023 was approximately $853,000.

The notification provided Eastside Distilling a period of 45 calendar days, or until May 23, 2024, to submit a plan to regain compliance with the Equity Rule Requirement. Eastside Distilling submitted its plan on May 23, 2024. On June 3, 2024 the Staff extended to October 7, 2024 the date by which Eastside Distilling may regain compliance with the Equity Rule.

The plan for returning to compliance with the Equity Rule submitted by Eastside Distilling relies primarily on our achievement of three improvements to equity:

●	Entry into a binding agreement with certain creditors incorporating terms now set forth in a non-binding Term Sheet, which contemplates exchange of $4.0 million of debt for equity.

●	Expanding digital can printing operations by acquiring a second Hinterkopf D240 printing machine.

●	Improving margins on spirits operations through a restructuring of operations including but not limited to a co-packing and supply agreement with an external party.

In the event that Eastside Distilling is unable to demonstrate compliance with the Equity Rule as of October 7, 2024, its common stock will be subject to delisting from Nasdaq.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2024

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Executive Officer